UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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InfraREIT, Inc.

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March 24, 2016

To our Stockholders:

We are pleased to invite you to attend the 2016 Annual Meeting of Stockholders of InfraREIT, Inc. to be held on Wednesday, May 18, 2016 at 11:00 a.m. Central Time, at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201.

Details regarding the business to be conducted, information you should consider in casting your vote and how you may vote are more fully described in the accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

In accordance with rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our Proxy Statement and our 2015 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including our Proxy Statement, our 2015 Annual Report and a proxy card or voting instruction form. Stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible.

Thank you for your ongoing support of InfraREIT, Inc.

Sincerely,

David A. Campbell, President and Chief Executive Officer

INFRAREIT, INC.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

214-855-6700

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2016

TO THE STOCKHOLDERS:

Notice is hereby given that the 2016 Annual Meeting of Stockholders of InfraREIT, Inc., a Maryland corporation, will be held at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201 at 11:00 a.m. Central Time on May 18, 2016. At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

1. The election of three Class I directors to serve for a three year term and until their respective successors are duly elected and qualify;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3. The transaction of such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

The Board of Directors has fixed the close of business on March 14, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any postponement(s) or adjournment(s) thereof.

DATED this 24th day of March, 2016.

BY ORDER OF THE BOARD OF DIRECTORS

Greg Imhoff,
Corporate Secretary

IMPORTANT

If you vote your proxy by telephone or by Internet, you do NOT need to mail back your proxy card. Any stockholder granting a proxy may revoke the same at any time prior to its exercise by executing a subsequent proxy or by written notice to our corporate secretary or by attending the meeting and by withdrawing the proxy. You may vote in person at the Annual Meeting of Stockholders even if you send in your proxy card, vote by telephone or vote by Internet. The ballot you submit at the meeting will supersede any prior vote.

InfraREIT, Inc.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

PROXY STATEMENT FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, May 18, 2016

SOLICITATION OF PROXY

The accompanying proxy is solicited on behalf of the Board of Directors of InfraREIT, Inc., a Maryland corporation (the “Company” or “we”), for use at our 2016 Annual Meeting of Stockholders to be held on Wednesday, May 18, 2016 at 11:00 a.m. Central Time at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201, and at any postponement(s) or adjournment(s) thereof. In addition to solicitation by mail, our directors and officers and employees of Hunt Utility Services, LLC, our external manager, may also solicit proxies from stockholders by telephone, facsimile, electronic mail or in person. We may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding such material. We will bear the cost of this solicitation of proxies. Such costs are expected to be nominal. Proxy solicitation will commence with the mailing of this Proxy Statement on or about March 24, 2016.

Any stockholder giving a proxy has the power to revoke the same at any time prior to its exercise by executing a subsequent proxy or by written notice to our corporate secretary or by attending the meeting and voting in person or withdrawing the proxy.

PURPOSE OF MEETING

As stated in the Notice of 2016 Annual Meeting of Stockholders accompanying this Proxy Statement, the business to be conducted and the matters to be considered and acted upon at the Annual Meeting are as follows:

1. The election of three Class I directors to serve for a three year term and until their respective successors are duly elected and qualify;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3. The transaction of such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

VOTING RIGHTS

Right to Vote and Record Date

Our voting securities consist solely of common stock, par value $0.01 per share (“Common Stock”).

The record date for stockholders entitled to notice of and to vote at the meeting was the close of business on March 14, 2016, at which time there were 43,570,230 shares of Common Stock entitled to vote at the meeting. Stockholders are entitled to one vote, in person or by proxy, for each share of Common Stock held in their name on the record date.

Quorum

Stockholders holding a majority of the shares of Common Stock outstanding and entitled to vote must be present or represented by proxy to constitute a quorum.

Voting at the Annual Meeting

If your shares of Common Stock are registered directly with Wells Fargo Shareowner Services, you are a “record holder” and may vote in person at the meeting. If a bank, broker or other nominee holds your shares for your benefit but not in your own name, your shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of telephone and Internet voting depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you. If your shares are held in the name of your bank, broker or other nominee and you wish to vote in person at the meeting, you must contact your bank, broker or other nominee and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person.

Voting by Proxy

Whether or not you are able to attend the meeting, we urge you to vote by proxy.

Vote Required

All proposals other than election of directors will require the affirmative vote of a majority of the votes cast at the meeting. Directors are elected by a plurality of all the votes cast. This means that the director nominees with the most votes are elected, regardless of whether any nominee receives a majority of votes cast.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes and other limited proxies will have no effect on the outcome of the election of directors. Cumulative voting for election of directors is not authorized.

With regard to the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, an abstention will have no effect because it will not be a vote cast on the proposal. Broker non-votes, if any, will have no effect on the outcome of the vote with respect to such proposal.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. Abstentions are also considered to be present at the meeting and entitled to vote on any matter from which the stockholder abstains. Generally, a bank, broker or other nominee may vote the shares that it holds for you only in accordance with your instructions. However, if your bank, broker or other nominee has not received your instructions, your bank, broker or other nominee has the discretion to vote only on certain matters that are routine, such as Proposal 2. A “broker non-vote” occurs if your bank, broker or other nominee cannot vote on a particular matter because your bank, broker or other nominee has not received instructions from you and because the proposal is not routine. Therefore, for purposes of determining the outcome of any matter to be voted upon as to which the broker has indicated on the proxy that the broker does not have discretionary authority to vote, these shares will be treated as not present at the meeting and will not be entitled to vote with respect to that matter, even though those shares are considered to be present at the meeting for quorum purposes and may be entitled to vote on other matters.

If the proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted as specified therein. IF A STOCKHOLDER DOES NOT SPECIFY OTHERWISE ON THE RETURNED PROXY, THE SHARES REPRESENTED BY THE STOCKHOLDER’S PROXY WILL BE VOTED: FOR THE ELECTION OF THE NOMINEES LISTED BELOW UNDER “PROPOSAL 1: ELECTION OF DIRECTORS”; FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS SET FORTH UNDER “PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”; AND IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2016

This Proxy Statement and our 2015 Annual Report on Form 10-K are available on our website at www.InfraREITInc.com under the “Financial Reports” tab in the “Financial Information” area of the “Investor Relations” section.

EXPLANATORY NOTE

This Proxy Statement relates to InfraREIT, Inc.’s first Annual Meeting of Stockholders. Before our initial public offering (“IPO”), which closed on February 4, 2015, substantially all of our business and assets were owned, directly or indirectly, by InfraREIT, L.L.C. On February 4, 2015, immediately following the consummation of our IPO, InfraREIT, L.L.C. was merged with and into InfraREIT, Inc. (the “Merger”), with InfraREIT, Inc. as the surviving company. As used in this Proxy Statement, unless the context requires otherwise or except as otherwise noted, the words “Company,” “InfraREIT,” “we,” “our” and “us” refer to InfraREIT, L.L.C., before giving effect to the Merger, and InfraREIT, Inc., after giving effect to the Merger, as the context requires, and also refer to InfraREIT, Inc.’s subsidiaries, including InfraREIT Partners, LP (the “Operating Partnership”). Hunt Consolidated, Inc. (“HCI”) and its subsidiaries (collectively, “Hunt”) includes Hunt Utility Services, LLC (“Hunt Manager”) and Hunt Transmission Services, L.L.C (“Hunt Developer”). Our tenant is Sharyland Utilities, L.P. (“Sharyland”).

PROPOSALS

Proposal 1: ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, each serving three year terms. This year’s nominees for reelection to the Board of Directors as Class I directors for a three year term expiring at the Annual Meeting of Stockholders in 2019, each of whom shall hold office until his or her successor is duly elected and qualifies, are:

David A. Campbell

Mr. Campbell, age 47, has served as our President and Chief Executive Officer since August 2014 and as a member of our Board of Directors since September 2014. Mr. Campbell also is President and Chief Executive Officer of Hunt Manager. From January 2013 until joining Hunt Manager in August 2014, Mr. Campbell was President and Chief Operating Officer of Bluescape Resources, an independent resource and investment company based in Dallas, Texas. From mid-2008 through 2012, Mr. Campbell served as Chief Executive Officer of Luminant, a competitive power generation subsidiary of Energy Future Holdings (“EFH”) (previously TXU Corp.). In April 2014, EFH and Luminant filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, District of Delaware. Mr. Campbell originally joined TXU Corp. in 2004 as Executive Vice President of Corporate Planning, Strategy and Risk and became Chief Financial Officer of TXU Corp. in early 2006. Before TXU Corp., Mr. Campbell was a Principal in the Dallas office of McKinsey & Company, where he led the Texas and Southern Region hubs of McKinsey’s corporate finance and strategy practice. From 2010 to 2012, Mr. Campbell served as a board member for the National Nuclear Accrediting Board and the Electric Power Research Institute. Mr. Campbell brings his extensive expertise in the utility industry as well as executive leadership and experience to the Board of Directors.

Mr. Campbell earned a Bachelor of Arts from Yale University and a Juris Doctorate from Harvard Law School. Also, he graduated with a Master’s degree from Oxford University, where he studied as a Rhodes Scholar.

Storrow M. Gordon

Ms. Gordon, age 63, joined our Board of Directors in January 2015 in connection with our IPO. Ms. Gordon currently serves as the Chair our Conflicts Committee and a member of our Compensation, Nominating and Corporate Governance Committee. Ms. Gordon retired in 2008 after her employer, Electronic Data Systems Corporation (“EDS”), was acquired by Hewlett Packard Corporation. Ms. Gordon joined EDS in 1991 and during her 17 year tenure at EDS, in which she served as Executive Vice President, General Counsel and Corporate Secretary between 2005 and 2008, she was a key leader in EDS’s spin-off from General Motors Corporation in 1996 and the establishment of its independent board and governance systems. Before EDS, Ms. Gordon was a partner at the law firm of Johnson & Gibbs, where her practice focused on mergers and acquisitions. Ms. Gordon was selected as a Texas Monthly Super Lawyer for 2004 and 2005. Ms. Gordon was selected to serve as a director particularly because of her legal and leadership experience.

Ms. Gordon earned a Bachelor of Arts from The University of Texas at Austin and a Juris Doctorate from Southern Methodist University where she served as an editor of the law review.

Trudy A. Harper

Ms. Harper, age 54, joined our Board of Directors in January 2015 in connection with our IPO. Ms. Harper currently serves as a member of our Conflicts Committee and our Compensation, Nominating and Corporate Governance Committee. Since 2012, Ms. Harper has served as an adjunct faculty member for the Electrical and Computer Engineering Department at Tennessee Technological University (“TTU”). Ms. Harper was the President of Tenaska Power Services Co., the power marketing affiliate of Tenaska

Energy, Inc. (“Tenaska”), between 2001 and 2012. Ms. Harper recently retired from the Tenaska Board of Stakeholders. Prior to leading Tenaska Power Services, Ms. Harper was general manager of business development for Tenaska’s independent power plant development efforts. Before joining Tenaska in 1992, Ms. Harper held various transmission and generation planning and state and federal regulatory affairs positions with Texas Utilities Electric Co. in Dallas. Ms. Harper was selected to serve as a director particularly because of her extensive knowledge of and experience in the power and utilities industries.

Ms. Harper earned a Bachelor of Science degree and a Master of Science degree, both in Electrical Engineering from TTU, and a Master of Business Administration from Southern Methodist University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

Proposal 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP (“EY”) for appointment as our independent registered public accounting firm for the fiscal year ending December 31, 2016, subject to ratification by the stockholders. Representatives of EY are expected to be present at the 2016 Annual Meeting of Stockholders to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the appointment of EY as our independent registered public accounting firm as a matter of good corporate governance even though ratification is not required by our charter or bylaws. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain EY as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year ending December 31, 2016 if it is determined that such a change would be in the best interest of the Company and its stockholders.

KPMG LLP (“KPMG”) served as InfraREIT, Inc.’s independent auditors during the years ended December 31, 2014 and 2013. As described above, upon the Merger, InfraREIT, Inc. succeeded InfraREIT, L.L.C. as the general partner of the Operating Partnership, and the business of InfraREIT, L.L.C. and its subsidiaries became the business of InfraREIT, Inc. Accordingly, the Audit Committee dismissed KPMG as our independent auditors upon completion of their audit of InfraREIT, Inc.’s. standalone financial statements as of and for the year ended December 31, 2014 and the issuance of their report thereon, and the Audit Committee engaged EY, which served as the principal accountant for InfraREIT, L.L.C. for the years ended December 31, 2014 and 2013, as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Although EY served as InfraREIT, L.L.C.’s principal accountant for the fiscal years ending December 31, 2014 and 2013, during the fiscal years ended December 31, 2014 and 2013, and through March 18, 2015, InfraREIT, Inc. did not consult with EY regarding the application of accounting principles to any proposed transaction or the rendering of any audit opinion on InfraREIT, Inc.’s consolidated financial statements.

The audit reports of KPMG on InfraREIT, Inc.’s consolidated financial statements for the two years ended December 31, 2014 and 2013 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During InfraREIT, Inc.’s fiscal years ended December 31, 2014 and 2013, and through March 18, 2015, there were (i) no “disagreements,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K between InfraREIT, Inc. and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its reports for such years; and (ii) no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided KPMG with a copy of our current report on Form 8-K/A, filed March 24, 2015, prior to its filing with the Securities and Exchange Commission (“SEC”), and KPMG furnished the Company with a letter addressed to the SEC stating that it agreed with the report. A copy of such letter is attached as Exhibit 16.1 to such report on Form 8-K/A.

Principal Accountant Fees and Services

EY served as our principal accountant for the year ended December 31, 2015 and as the principal accountant for InfraREIT, L.L.C. for the year ended December 31, 2014. The following table represents the total amount of fees billed to us or to InfraREIT, L.L.C., as applicable, by EY in such capacity.

	Years Ended December 31,
(In thousands)	2015	2014
Audit fees	$728	$1,237
Tax fees	40	710

Total	$768	$1,947

As described above, immediately following the consummation of our IPO on February 4, 2015, InfraREIT, L.L.C. was merged with and into InfraREIT, Inc., with InfraREIT, Inc. as the surviving entity. KPMG served as the principal accountant for InfraREIT, Inc. for the year ended December 31, 2014. The following table represents the total amount of fees billed to InfraREIT, Inc. by KPMG in such capacity:

(In thousands)	Year Ended December 31, 2014
Audit fees	$138

Total	$138

Audit Fees

Audit fees consisted of the aggregate fees, including expenses, billed in connection with the audits of our annual financial statements and quarterly financial reviews, IPO and services that are normally provided by the independent registered public accounting firm.

Audit-Related Fees

Audit-related fees would consist of the aggregate fees, including expenses, billed in the respective year for assurance and related services and are not reported under “Audit Fees.”

Tax Fees

Tax fees consisted of the aggregate fees, including expenses, billed in the respective year for professional services rendered for income tax compliance, tax advice and tax planning.

All Other Fees

All other fees would consist of fees billed in the respective year for products and services other than services reported above.

Pre-Approval Policy and Procedures

The fees described above for the year ended December 31, 2014 were incurred before our IPO and were not approved under any pre-approval policy. Our Audit Committee charter, adopted in connection with our IPO, requires that our Audit Committee pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(l)(B) of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the SEC. The Audit Committee pre-approved fees for all audit and non-audit services provided by EY during the year ended December 31, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Continuing Directors

In addition to the persons who are standing for reelection as Class I directors (whose biographical information is included in Proposal 1 above) the following is a biographical summary of our other directors:

Class II Directors – Term Expires 2017

Hunter L. Hunt, age 47, has served as a director of InfraREIT since September 2013. Mr. Hunt is the Co-Chief Executive Officer of Hunt Consolidated, Inc. and the President and Chief Executive Officer of Hunt Consolidated Energy, the holding company for Hunt Oil, Hunt Power and the other energy activities of the Ray L. Hunt family of Dallas, Texas, and has held various positions within the Hunt organization since 1998. The Hunt family of companies is one of the largest privately owned energy companies in the world, engaging in exploration and production as well as liquefied natural gas. Hunt is also engaged in refining and development of energy technologies and renewable energy projects. Mr. Hunt has also been Chairman and Chief Executive Officer of Sharyland since 1999. Prior to joining Hunt, Mr. Hunt began his career with the investment bank Morgan Stanley, both in corporate finance and commodity trading. Mr. Hunt brings his extensive expertise in the energy industry as well as with respect to executive management and operations to the Board of Directors.

Mr. Hunt graduated from Southern Methodist University summa cum laude, earning Bachelor of Science degrees with honors in both Economics and Political Science.

Harvey Rosenblum, age 72, has served as a director of InfraREIT since January 2015. Dr. Rosenblum presently serves as a member of our Conflicts Committee and Audit Committee. Dr. Rosenblum is professor of financial economics in the Cox School of Business at Southern Methodist University where he has taught since 1986. In addition, Dr. Rosenblum was Executive Vice President and Director of Research at the Federal Reserve Bank of Dallas between 2005 and 2013 when he retired. Dr. Rosenblum began his professional career in 1970 as an economist with the Federal Reserve Bank of Chicago, ultimately serving as Vice President and Associate Director of Research. Dr. Rosenblum serves on the Board of Directors of the Dallas Committee on Foreign Relations. Dr. Rosenblum frequently speaks on a broad range of economic topics. He previously served on several other Boards of Directors, including the National Bureau of Economic Research, Secretary-Treasurer and Board member of the Western Economics Association International, and as Executive Director and Board member of the International Banking, Economics and Finance Association. Dr. Rosenblum is a past President of the National Association for Business Economics. Dr. Rosenblum was selected to serve as a director particularly because of his leadership, economic and financial expertise.

Dr. Rosenblum earned a Bachelor of Arts in Economics from the University of Connecticut and a Ph.D. in Economics from the University of California, Santa Barbara.

Ellen C. Wolf, age 62, served as a non-voting director of InfraREIT, L.L.C. from February 2014 until the Merger and joined our Board of Directors in January 2015 in connection with our IPO. Ms. Wolf serves as the Chair of our Audit Committee and as a member of our Conflicts Committee. Ms. Wolf served as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., the largest investor owned U.S. water and wastewater company, from 2006 until her retirement in May 2013. Previously, Ms. Wolf served as Senior Vice President and Chief Financial Officer of USEC, Inc. from 2003 until 2006 and as Vice President and Chief Financial Officer of American Water Works from 1999 to 2003. Since 2008 Ms. Wolf has served as a director of Airgas, Inc., a New York Stock Exchange (“NYSE”) listed company, since 2013 she has served as a director of Premier, Inc., a NASDAQ listed company, and since 2015 she has served as director of Connecticut Water Services, Inc., a NASDAQ listed company. Ms. Wolf was selected to serve as a director particularly because of her qualifications as a financial expert and her extensive background in corporate accounting, finance and business development as well as her public company board experience.

Ms. Wolf earned a Bachelor of Arts degree from Duke University and a Master of Business Administration from the University of Pennsylvania.

Class III Directors – Term Expires 2018

W. Kirk Baker, age 57, has served as our Chairman since our formation in November 2010. Mr. Baker is the managing partner of Captra Capital LLC, an infrastructure investment firm in which Mr. Baker and Hunt are currently the primary investors. Mr. Baker served as our Chief Executive Officer and as President and Chief Executive Officer of Hunt Manager from November 2010 until August 2014. Mr. Baker also served as a member of the board of directors of Hunt from April 2006 until August 2013. Mr. Baker was Senior Vice President and General Counsel of Hunt from February 2007 until January 2011 and was an Executive Vice President and Tax Counsel from 1998 until 2007. During his time at Hunt, Mr. Baker held various positions, including serving as Manager of Hunt Developer and Senior Vice President of Sharyland, and was involved in structuring many transactions for the subsidiaries and affiliates of Hunt in the oil and gas, real estate, power and private equity markets. Mr. Baker was part of the team that originated the idea to own regulated infrastructure assets through a real estate investment trust (“REIT”) structure and led the effort for Hunt to obtain the private letter ruling confirming that electricity delivery systems constitute real property for purposes of the REIT rules of the Internal Revenue Service. Mr. Baker also led the effort to raise capital commitments resulting in our formation. Prior to joining Hunt, Mr. Baker was with the law firms of Oppenheimer, Blend, Harrison & Tate in San Antonio, Texas and O’Melveny & Myers in New York, New York. As the Chairman of our Board of Directors, Mr. Baker brings his unique knowledge of us and our business and operations to the Board of Directors, as well as extensive experience in structuring complex transactions.

Mr. Baker earned a Bachelor of Science degree in Accounting from Baylor University and a Juris Doctorate with high honors from The University of Texas School of Law.

John Gates, age 51, joined our Board of Directors in January 2015 in connection with our IPO. Mr. Gates currently serves as a member of our Conflicts Committee and Audit Committee. Mr. Gates has been the Chief Executive Officer of Markets for Jones Lang LaSalle Americas, a financial and professional services firm that specializes in commercial real estate services and investment management, since January 2014. He oversees the Brokerage, Capital Markets, Project and Development Services, Property Management and Retail businesses and serves on the Americas Executive Committee setting overall strategy for the firm. Between January 2010 and January 2014, Mr. Gates was President of Real Estate Service, Americas at Jones Lang LaSalle. Mr. Gates began his career at The Staubach Company in 1990, where he held several leadership positions, including serving as President and Chief Operating Officer and later as President of Americas Brokerage and Director of Markets West until The Staubach Company merged with Jones Lang LaSalle in 2008. Mr. Gates was selected to serve as a director particularly due to his business expertise and investment experience.

Mr. Gates earned a Bachelor of Science degree in Economics/Finance from Trinity University and a Master of Business Administration in Finance from The University of Texas at Austin.

Harold R. Logan, Jr., age 71, served as a non-voting director of InfraREIT, L.L.C. from February 2014 until the Merger and joined our Board of Directors in January 2015 in connection with our IPO. Mr. Logan serves as our Lead Director and Chair of our Compensation, Nominating and Corporate Governance Committee and as a member of our Conflicts Committee and Audit Committee. Mr. Logan has served as a member of the Board of Supervisors of Suburban Propane Partners, L.P., a NYSE listed company, since 1996 and as its Chairman since 2007. Mr. Logan has been a director of Graphic Packaging Corporation, a NYSE listed company, or its predecessor since 2001, where he currently serves as a member of the Audit Committee. Mr. Logan is also the Lead Director of Cimarex Energy Co., a NYSE listed company. Mr. Logan was a Co-Founder of TransMontaigne Inc. in 1995 and served as Chief Financial Officer, Executive Vice President and Treasurer and as a director. In 2002, Mr. Logan retired from his position as an officer of TransMontaigne Inc. but remained a director until the company was sold to Morgan Stanley in 2006. From 1987 to 1995, he was Senior Vice

President/Finance, Chief Financial Officer and a director of Associated Natural Gas Corporation. Prior to that, Mr. Logan was an investment banker with Dillon Read & Co. Inc. and Rothschild, Inc. Mr. Logan was selected to serve as a director particularly because of his experience in the energy industry and his background in investment and corporate finance as well as his public company board experience.

Mr. Logan earned a Bachelor of Science in Economics from Oklahoma State University and a Master of Business Administration in Finance from Columbia University Graduate School of Business.

Executive Officers

The following is a biographical summary of our executive officers who, together with Mr. Campbell, who is standing for reelection as a Class I director (whose biographical information is included in Proposal 1 above), we refer to as our “executive officers” or “named executive officers”:

Brant Meleski, age 45, has served as our Senior Vice President and Chief Financial Officer since September 2014. Mr. Meleski also is Senior Vice President and Chief Financial Officer of Hunt Manager. Prior to joining Hunt Manager in September 2014, Mr. Meleski spent 17 years in Bank of America Merrill Lynch’s Global Energy & Power Group, most recently as a Managing Director of Investment Banking beginning in 2007. During this time, Mr. Meleski was responsible for leading public equity and debt underwriting and merger and advisory assignments for many U.S. utility clients.

Mr. Meleski earned a Bachelor of Science in Finance from Clemson University and a Master of Business Administration from the Goizueta Business School at Emory University.

Benjamin D. Nelson, age 44, has served as our Senior Vice President and General Counsel since December 2014. Mr. Nelson also is Senior Vice President and General Counsel of Hunt Manager. Mr. Nelson previously served in these capacities from April 2012 until June 2014. From June 2014 until December 2014, Mr. Nelson served as a Senior Vice President in the Hunt organization, focusing primarily on our business and IPO during that period. From August 2007 until April 2012, Mr. Nelson served as Vice President and General Counsel of various Hunt affiliates. From 2005 to 2007, Mr. Nelson was a Partner with Hughes & Luce LLP in Dallas, Texas (now K&L Gates LLP). He also was with the law firms Wilson Sonsini Goodrich & Rosati in Palo Alto, California, and Austin, Texas from 2000 to 2005 and with Fulbright & Jaworski LLP in Dallas, Texas from 1996 until 2000. While at these firms and with Hunt, he was involved in more than 225 private equity, mergers and acquisitions, public offerings or other financing transactions.

Mr. Nelson earned a Bachelor of Arts in History from Stanford University and a Juris Doctorate from Duke Law School.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERANCE

Board of Directors and Corporate Governance

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors consists of nine directors, six of whom are independent within the meaning of the listing standards of the NYSE. Our charter provides for a classified Board of Directors, with three directors in each class serving for a three year term. Directors may be removed from our Board of Directors only for cause, and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.

Our Board of Directors may conduct business through meetings and actions taken by written consent in lieu of meetings. Our Board of Directors’ policy, as set forth in our corporate governance guidelines, is to encourage and promote the attendance by each director at all scheduled meetings of the Board of Directors and stockholders.

Code of Business Conduct and Ethics

Our pre-IPO Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of our directors and officers, including Hunt Manager, which is available on our website. The code addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on insider information and reporting of violations of the code. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts of interest, and if they are not successful, decisions could be made that might fail to reflect fully our interests or the interests of stockholders. Under our bylaws, our directors and officers may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to our business. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Board Determination of Independence

The rules of the NYSE require that a majority of a company’s board of directors be composed of “independent directors,” as affirmatively determined by the board of directors. The NYSE listing standards generally define an “independent director” as a person other than an executive officer or employee of a company or its subsidiaries or any other individual having a relationship, which, in the opinion of a company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors also consulted with legal counsel to ensure that our Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of an “independent director.”

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NYSE listing standards: Mr. Gates, Ms. Gordon, Ms. Harper, Mr. Logan, Dr. Rosenblum and Ms. Wolf. In making this determination, our Board of Directors found that none of these directors had a material or other disqualifying relationship with us.

Our Board of Directors elected Mr. Logan to serve as our lead director, as contemplated by our corporate governance guidelines. Mr. Logan has clearly defined leadership authority and responsibilities, which include:

•	presiding at all Board of Directors meetings at which the Chairman is not present;

•	serving as a liaison between the Chairman, the Chief Executive Officer and the independent directors;

•	consulting with the Chairman and the Chief Executive Officer on meeting agendas and information provided to the directors; and

•	serving as the Board of Directors representative for consultation and direct communication with major stockholders on issues that the Board of Directors determines may not be addressed by the Chairman or other Board of Directors designees and as otherwise deemed appropriate by the Board of Directors.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is classified, with each of three classes serving for a staggered three year term;

•	of the nine persons who serve on our Board of Directors, six, or 66.67%, of our directors satisfy the NYSE listing standards for independence and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	our Board of Directors has concluded that two of our directors qualify as an “audit committee financial expert” as defined by the SEC; and

•	we have exempted from the business combination statute in the Maryland General Corporation Law (“MGCL”) any business combination first approved by our Board of Directors (including a majority of unaffiliated directors) and have opted out of the control share acquisition statute in the MGCL.

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our non-executive directors meet regularly in executive sessions without the presence of management.

Identification of Director Candidates

In accordance with our corporate governance guidelines and our written Compensation, Nominating and Corporate Governance Committee charter, the Compensation, Nominating and Corporate Governance Committee is responsible for identifying director candidates for our Board of Directors and for recommending director candidates to our Board of Directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Compensation, Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Compensation, Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our Board of Directors, operating requirements and the long-term interests of our stockholders. In accordance with our corporate governance guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of us and our stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Compensation, Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our Board of Directors and management, and their ability to represent our long-term interests and those of our stockholders.

Upon determining the need for additional or replacement board members, the Compensation, Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Compensation, Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our Board of Directors. The Compensation, Nominating and Corporate Governance Committee may seek input on such director candidates from other directors and recommends director candidates to the Board of Directors for nomination. The Compensation, Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Compensation, Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Compensation, Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Compensation, Nominating and Corporate Governance Committee engages any such third party, the Compensation, Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services, which we will pay.

Our stockholders of record who comply with the advance notice procedures set forth in our bylaws may nominate candidates for election as directors. Our bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced or delayed by more than 30 days before or after the anniversary of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The written notice must set forth the information and include the materials required by our bylaws. The advance notice procedures set forth in our bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules. Any such nomination or proposal should be sent to Greg Imhoff, Corporate Secretary, at our address, and, to the extent applicable, must include the information and other materials required by our bylaws.

Role of Board of Directors in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors will administer this oversight function directly, with support from our three standing committees, the Audit Committee, the Compensation, Nominating and Corporate Governance Committee and the Conflicts Committee, each of which will address risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also will monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation, Nominating and Corporate Governance Committee will assess and monitor whether any of the compensation policies and programs the Company directly administers, including our director compensation policy and any other compensation policy we may adopt in the future, has the potential to encourage excessive risk taking and will provide oversight with respect to corporate governance and ethical conduct and monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability creating conduct. Our Conflicts Committee will review and advise our Board of Directors on specific matters that our Board of Directors believes may involve conflicts of interest.

Committees of Our Board of Directors

Our Board of Directors has three standing committees: the Audit Committee, the Conflicts Committee and the Compensation, Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by our Board of Directors. A copy of each charter can be found on our website.

Audit Committee

The current members of our Audit Committee are Ms. Wolf (Chair), Messrs. Logan and Gates and Dr. Rosenblum. Our Board of Directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, our corporate governance guidelines and the written charter of the Audit Committee. Our Board of Directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience, that Ms. Wolf, Messrs. Logan and Gates and Dr. Rosenblum are each “financially literate” as required by the NYSE listing standards.

In addition, our Board of Directors has determined that Ms. Wolf and Mr. Logan each qualify as an “Audit Committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. The Audit Committee, among other things, acts on behalf of our Board of Directors to discharge the Board of Directors’ responsibilities relating to our corporate accounting and reporting practices; the quality and integrity of our consolidated financial statements; our compliance with applicable legal and regulatory requirements; the performance, qualifications and independence of our external auditors; the staffing, performance, budget, responsibilities and qualifications of our internal audit function; and our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual consolidated financial statements, meeting with officers responsible for certifying our Annual Report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The Audit Committee has the authority to select, retain, terminate and approve the fees and other retention terms of independent or outside counsel or advisors, in each case of its choice and as it determines to be necessary or appropriate to carry out its duties.

The Audit Committee Report for the fiscal year ended December 31, 2015 is included in this Proxy Statement on page 21.

Conflicts Committee

Our Board of Directors appointed a Conflicts Committee that currently consists of each of our independent directors, with Ms. Gordon as Chair. All of the members of the Conflicts Committee are independent within the meaning of the NYSE listing standards. The Conflicts Committee reviews and advises our Board of Directors on specific matters that our Board of Directors believes may involve conflicts of interest. Our Board of Directors adopted a written Conflicts Committee charter, which is available on our website, and has also approved a conflict of interest policy that requires, among other things, that the Conflicts Committee approve any new lease or lease renewals, any acquisition by us of a ROFO Project (as defined below) and arrangements with Hunt Manager. The Conflicts Committee has the authority to retain and terminate (or obtain the advice of) any independent legal counsel, financial or other advisor or any other expert as the Conflicts Committee deems necessary or appropriate to fulfill its responsibilities.

Compensation, Nominating and Corporate Governance Committee

Mr. Logan (Chair), Ms. Harper and Ms. Gordon are the current members of our Compensation, Nominating and Corporate Governance Committee. Our Board of Directors has determined that all of the members of the

Compensation, Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, SEC rules, corporate governance guidelines and written charter of the Compensation, Nominating and Corporate Governance Committee. The Compensation, Nominating and Corporate Governance Committee is responsible for, among other things, evaluating the performance of Hunt Manager, reviewing the compensation and fees payable to Hunt Manager under the management agreement and administering the InfraREIT, Inc. 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”). Because the management agreement provides that Hunt Manager is responsible for managing our affairs, our officers, who are employees of Hunt Manager, do not receive compensation from us for serving as our officers. To the extent that the terms of the management agreement change and we become responsible for paying the compensation or any other employee benefits of our Chief Executive Officer, the Compensation, Nominating and Corporate Governance Committee will review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives and determine our Chief Executive Officer’s compensation level based on this evaluation. The Compensation, Nominating and Corporate Governance Committee has the authority to retain or obtain the advice of and terminate such consultants, outside counsel and other advisors with respect to the Compensation, Nominating and Corporate Governance Committee’s compensation functions as it may deem appropriate in its sole discretion.

The Compensation, Nominating and Corporate Governance Committee is also responsible for, among other things, reviewing periodically and making recommendations to our Board of Directors on the range of qualifications that should be represented on our Board of Directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to our Board of Directors qualified candidates for election as directors and approving and recommending to our full Board of Directors the appointment of each of our officers. The Compensation, Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our Board of Directors and corporate governance and annually recommends to our Board of Directors nominees for each committee of our Board of Directors. In addition, the committee annually facilitates the assessment of our Board of Directors’ performance as a whole and that of the individual directors and reports thereon to our Board of Directors.

Board of Directors and Committee Meetings

During 2015, our Board of Directors held nine meetings, the Audit Committee held seven meetings, the Compensation, Nominating and Corporate Governance Committee held five meetings and the Conflicts Committee held fourteen meetings. Each of our directors attended 75% or more of the total meetings of the Board of Directors and of the committees on which they served during 2015.

Stock Ownership Guidelines

Our Board of Directors believes that directors more effectively represent the best interests of the Company if they are stockholders themselves. Thus, our independent directors are encouraged to own shares of our Common Stock equal in value to five times the annual cash retainer for the Board of Directors (which was $60,000 for 2015), on an after tax basis assuming a 35% tax rate, within the later of five years of joining the Board of Directors and February 4, 2020. The minimum number of shares to be held by the independent directors will be calculated at least annually by the Compensation, Nominating and Corporate Governance Committee, based on the average closing price of our Common Stock for the previous calendar year. In calculating the number of shares held by each independent director for purposes of these guidelines, restricted stock, profits interest partnership units in our Operating Partnership (“LTIP Units”), other partnership units in our Operating Partnership (“OP Units”) and shares owned by a spouse or trust will be included. At any time during which the director is not in compliance with the stock ownership guidelines, the director must retain 50% (after tax) of his or her Annual Equity Award (as defined below). The Compensation, Nominating and Corporate Governance Committee is responsible for monitoring the application of the stock ownership guidelines and may waive or modify these requirements in certain situations.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Because our management agreement provides that Hunt Manager is responsible for managing our affairs, our executive officers, who are employees of Hunt Manager, do not receive cash compensation from us for serving as our officers. Hunt Manager or one of its affiliates compensates each of our executive officers. Pursuant to the management agreement, we pay Hunt Manager a management fee, and we have no control over the amount or form of consideration Hunt Manager pays our executive officers.

We believe that Hunt’s shared alignment with our stockholders through Hunt’s ownership of equity in us and our Operating Partnership and the manner in which the incentive payment to Hunt Manager provided for in the management agreement is calculated will help mitigate any conflicts of interests. In addition, consistent with NYSE listing standards, a majority of our directors are independent, and our conflict of interest policy is designed to ensure that our Conflicts Committee, which is comprised solely of independent directors, reviews and approves all material potential conflict transactions.

Director Compensation

We pay director compensation to each of our directors other than David A. Campbell and Hunter L. Hunt, who do not receive compensation from InfraREIT for serving on our Board of Directors. Each other director (our “non-executive directors”) receives an annual base fee for his or her services of $60,000, payable in equal quarterly installments on the first business day of each quarter. Each non-executive director also receives an annual award (the “Annual Equity Award”) of shares of our Common Stock or, at the election of the non-executive director, a number of LTIP Units, in each case equal to $80,000 divided by the volume weighted price of the shares of our Common Stock on the NYSE during the 15 consecutive trading days prior to January 1 of the year in which granted. The Annual Equity Awards will vest one year from the date of grant, and unvested Annual Equity Awards will be forfeited if the recipient ceases to be one of our directors for a reason other than death, disability or a change in control. In addition, our lead director receives an additional annual cash retainer of $25,000 and the Chairs of our Audit Committee, Compensation, Nominating and Corporate Governance Committee and Conflicts Committee each receive an additional annual cash retainer of $10,000, in each case payable in equal quarterly installments. Further, each member of the Audit Committee, Conflicts Committee and Compensation, Nominating and Corporate Governance Committee receives an additional annual cash retainer of $12,000, $12,000 and $6,000, respectively, payable in equal quarterly installments. In lieu of receiving the cash fees described above, each non-executive director is entitled to elect to receive fees in shares of our Common Stock. If a non-executive director makes this election, the number of shares of Common Stock issued will be calculated by dividing the cash value of the payment by the volume weighted price of our Common Stock on the NYSE during the 15 consecutive trading days prior to the first day of each quarter. We also reimburse each of our directors for their travel expenses incurred in connection with their attendance at Board of Directors and committee meetings.

The following table sets forth the compensation received by each of our non-executive directors during 2015:

Name	Fees Earned or Paid in Cash ($)		LTIP Awards (1)	Total ($)
W. Kirk Baker	60,000	(2)	105,640	165,640
John Gates	84,000	(3)	105,640	189,640
Storrow M. Gordon	88,000	(4)	105,640	193,640
Trudy A. Harper	78,000	(5)	105,640	183,640
Harold (Hal) R. Logan, Jr.	125,000	(6)	105,640	230,640
Harvey Rosenblum	84,000	(7)	105,640	189,640
Ellen C. Wolf	94,000	(8)	105,640	199,640

(1)	Represents the total fair value of LTIP Unit awards granted to non-executive directors in 2015. A discussion of the assumptions used in calculating these values can be found in Note 20 to our 2015 audited consolidated financial statements beginning on page F-1 of our 2015 Annual Report.
(2)	Represents Mr. Baker’s annual $60,000 cash retainer.
(3)	Represents the sum of Mr. Gates’s (i) $60,000 annual cash retainer, (ii) $12,000 Audit Committee member fee and (iii) $12,000 Conflicts Committee member fee.
(4)	Represents the sum of Ms. Gordon’s (i) $60,000 cash retainer, (ii) $10,000 Conflicts Committee Chair fee, (iii) $6,000 Compensation, Nominating and Governance Committee member fee and (iv) $12,000 Conflicts Committee member fee.
(5)	Represents the sum of Ms. Harper’s (i) $60,000 cash retainer, (ii) $6,000 Compensation, Nominating and Governance Committee member fee and (iii) $12,000 Conflicts Committee member fee.
(6)	Represents the sum of Mr. Logan’s (i) $60,000 annual cash retainer, (ii) $25,000 Lead Director fee, (iii) $10,000 Compensation, Nominating and Governance Committee Chair fee, (iv) $6,000 Compensation, Nominating and Governance Committee member fee, (v) $12,000 Audit Committee member fee and (vi) $12,000 Conflicts Committee member fee.
(7)	Represents the sum of Dr. Rosenblum’s (i) $60,000 annual cash retainer, (ii) $12,000 Audit Committee member fee and (iii) $12,000 Conflicts Committee member fee.
(8)	Represents the sum of Ms. Wolf’s (i) $60,000 annual cash retainer, (ii) $10,000 Audit Committee Chair fee, (iii) $12,000 Audit Committee member fee and (iv) $12,000 Conflicts Committee member fee.

Role of Compensation Consultant

The Compensation, Nominating and Governance Committee engaged the services of an independent compensation consultant, Pearl Meyer, with respect to reviewing and benchmarking the compensation paid to our non-executive directors. The Compensation, Nominating and Governance Committee reviewed Pearl Meyer’s independence and determined that Pearl Meyer’s work for the Compensation, Nominating and Governance Committee in 2015 did not raise any conflict of interest pursuant to the SEC and NYSE rules.

2015 Equity Incentive Plan

Prior to our IPO, we adopted the 2015 Equity Incentive Plan which permits us to provide equity based compensation to certain personnel who provide services to us, Hunt Manager or an affiliate of either, in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, stock units, performance based awards, unrestricted stock, LTIP Units and other awards. We currently intend to utilize the 2015 Equity Incentive Plan primarily to compensate our non-executive directors for their service on our Board of Directors.

General

The 2015 Equity Incentive Plan provides for the grant of options to purchase shares of Common Stock, share awards (including restricted stock and stock units), stock appreciation rights, performance-based awards and annual incentive awards, unrestricted awards, dividend equivalent rights, LTIP Units, cash and other equity-based awards up to an aggregate of 375,000 shares. LTIP Units are a special class of partnership interests in our Operating Partnership. Each LTIP Unit awarded will be deemed to be equivalent to an award of one share of our Common Stock reserved under the 2015 Equity Incentive Plan and will reduce the amount of shares of Common Stock available for other equity awards on a one-for-one basis. As of March 14, 2016, 312,543 shares remain available for future awards under the 2015 Equity Incentive Plan. The 2015 Equity Incentive Plan provides, among other things, that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the ownership limits contained in our charter or bylaws or would impair our status as a REIT.

Administration of the Equity Incentive Plan

The 2015 Equity Incentive Plan is administered by our Compensation, Nominating and Corporate Governance Committee. Subject to the terms of the 2015 Equity Incentive Plan, our Compensation, Nominating and Corporate Governance Committee will determine all terms of awards, who will receive awards, the type of award and its terms and conditions and the number of shares of Common Stock subject to the award, if the award is equity based. Our Compensation, Nominating and Corporate Governance Committee may also interpret the provisions of the 2015 Equity Incentive Plan and the award agreements thereunder. References below to our Compensation, Nominating and Corporate Governance Committee refer to our Board of Directors or another committee appointed by our Board of Directors for those periods in which our Board of Directors or such other committee is acting. Each member of our Compensation, Nominating and Corporate Governance Committee that administers the 2015 Equity Incentive Plan (i) is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and (ii) will, at such times as we are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent it is intended that awards will be treated as performance based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code.

Eligibility

Awards under the 2015 Equity Incentive Plan may be granted to our employees (if any), directors and officers and any employees, directors and officers of our affiliates. Hunt Manager and its affiliates and other personnel of Hunt Manager and its affiliates are also eligible to receive awards under the 2015 Equity Incentive Plan, although we have not granted any awards to our executive officers or to any other Hunt Manager employees. In addition, consultants and advisers who perform services for us and our affiliates may receive awards under the 2015 Equity Incentive Plan, although we have not granted any awards to consultants or our other advisers. Similarly, consultants and advisers who perform services for Hunt Manager and its affiliates are also eligible to receive awards under the 2015 Equity Incentive Plan.

Share Usage

Shares of Common Stock that are subject to awards will be counted as used as of the grant date. If any award expires, is forfeited or is terminated without having been exercised or is paid without delivery of stock, then any shares of stock covered by such lapsed, cancelled, expired, unexercised or cash-settled portion of such award or grant will be available for the grant or settlement of other awards under the 2015 Equity Incentive Plan.

Recoupment

Shares or payments received by award recipients under award agreements for awards granted pursuant to the 2015 Equity Incentive Plan may be subject to mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements (including but not limited to an employment or noncompetition agreement with us, Hunt Manager or an affiliate of either) or upon termination for cause as defined in the 2015 Equity Incentive Plan, applicable award agreement or any other agreement between us, Hunt Manager or an affiliate of either and the recipient. Reimbursement or forfeiture may also apply if we are required to prepare an accounting restatement due to a material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the securities laws or if an award was earned or vested based on achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved.

Change in Control

Except as otherwise provided in an applicable award agreement, if we experience a change in control in which the applicable outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (i) except for performance awards, all restricted stock and unvested LTIP

Units will vest, and all stock units and dividend equivalent rights will vest and the underlying shares will be delivered immediately before the change in control, and (ii) at our Board of Directors’ discretion either all options and stock appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control (to the extent such awards are not exercised as of the change in control), or all options, stock appreciation rights, restricted stock and stock units will be cashed out or redeemed for securities of equivalent value before the change in control. In the case of performance awards denominated in stock, stock units or LTIP Units, if half or more of the performance period has lapsed, the performance award will be converted into restricted stock or stock units based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance award will be converted into restricted stock or stock units assuming target performance has been achieved. Other equity-based awards will be governed by the terms of the applicable award agreement.

Adjustments for Stock Dividends and Similar Events

Our Compensation, Nominating and Corporate Governance Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2015 Equity Incentive Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Amendment and Termination

Our Board of Directors may amend or terminate the 2015 Equity Incentive Plan at any time; provided that no amendment may adversely impair the benefits of a participant, without his or her consent, with respect to his or her outstanding awards. Our stockholders must approve any amendment if such approval is required by our Board of Directors or under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that changes the no-repricing provisions of the 2015 Equity Incentive Plan. Unless terminated sooner by our Board of Directors or extended with stockholder approval, the 2015 Equity Incentive Plan will terminate on December 1, 2024.

2015 Employee Stock Purchase Plan

We have adopted the InfraREIT, Inc. 2015 Non-Qualified Employee Stock Purchase Plan (“ESPP”) that will allow employees of Hunt Manager or its affiliates whose principal duties include the management and operation of our business to purchase shares of our Common Stock at a discount. Pursuant to the management agreement, Hunt Manager is obligated to fund all of the costs associated with the ESPP, including the funds necessary to purchase shares of our Common Stock in the open market pursuant to the plan. A total of 250,000 shares of Common Stock are reserved for sale and authorized for issuance under the ESPP. As of December 31, 2015, no shares have been purchased or offered for purchase under the ESPP.

Compensation Committee Interlocks and Insider Participation

None of the individuals who serve as a member of our Compensation, Nominating and Corporate Governance Committee has at any time been one of our executive officers or employees. None of the individuals who serve as our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

AUDIT COMMITTEE REPORT

It is the responsibility of the members of the Audit Committee of our Board of Directors to contribute to the reliability of the Company’s consolidated financial statements. In keeping with this goal, the Audit Committee charter, as approved by the Board of Directors on January 29, 2015, sets forth the duties and responsibilities of the Audit Committee. The members of the Audit Committee are independent directors.

The Audit Committee’s responsibility is oversight. Therefore, the Audit Committee is not responsible for preparing the Company’s consolidated financial statements, planning or conducting audits or determining that the Company’s consolidated financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Audit Committee does not provide any expert or special assurance as to the Company’s consolidated financial statements or any professional certification as to the independent auditors’ work. The Company’s management has primary responsibility for the preparation of the consolidated financial statements, completeness and accuracy of financial reporting and the overall system of internal control over financial reporting. Internal audit is responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee determines. The Audit Committee has reviewed and discussed the Company’s consolidated financial statements with management and management’s evaluation and assessment of the effectiveness of internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the quarterly and audited consolidated financial statements, and has discussed with EY, with and without management present, the financial statement audit and the overall quality of financial reporting. EY has delivered to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 16. EY has provided to the Audit Committee the communication required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence and informed the Committee that, with respect to the Company, it is independent under the SEC rules and the independence requirements of the PCAOB. The Audit Committee has discussed with EY the written disclosures and the letter regarding their independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Audit Committee of the Board of Directors:

Ellen C. Wolf (Chair)
John Gates Harold R. Logan, Jr. Harvey Rosenblum

March 9, 2016

THE ABOVE REPORT OF THE AUDIT COMMITTEE WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY US UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE SUCH REPORT BY REFERENCE.

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions

Pre-IPO Transactions

Master Securityholders’ Agreement; Non-Competition

In connection with the formation transactions in 2010, InfraREIT, L.L.C. and our Operating Partnership entered into a master securityholders’ agreement with John Hancock Life Insurance Company (U.S.A.), OpTrust Infrastructure N.A. Inc., Teachers Insurance and Annuity Association of America and Marubeni Corporation (“Marubeni”), which we refer to as our founding investors, each of which currently is a beneficial owner of more than 5% of our Common Stock. The master securityholders’ agreement set forth, among other things, the mechanics of capital contributions prior to our IPO, representation on the InfraREIT, L.L.C. board of directors and approval rights prior to our IPO and certain requirements for our IPO. Additionally, pursuant to the master securityholders’ agreement and a separate letter agreement with Hunt Developer and Hunt, and subject to certain exceptions, Hunt and its affiliates were generally prohibited from competing with us in the business of making investments in transmission and distribution (“T&D”) assets and leasing such T&D assets. The master securityholders’ agreement terminated upon consummation of our IPO on February 4, 2015.

Prior Operating Partnership Agreement

Prior to our IPO and Merger, InfraREIT, L.L.C. was the sole general partner of our Operating Partnership pursuant to the amended and restated agreement of limited partnership with Hunt-InfraREIT, L.L.C., a subsidiary of HCI (“Hunt-InfraREIT”). In connection with the formation transactions in 2010, our Operating Partnership agreed to issue up to $82.5 million of capital account credit to Hunt-InfraREIT, pro rata, as we funded the first $737.0 million of cash expenditures on our competitive renewable energy zones (“CREZ”) project. In addition, our Operating Partnership also agreed to issue to Hunt-InfraREIT deemed capital credits in an amount equal to 5% of our capital expenditures on certain development projects. As of December 31, 2014, the Operating Partnership had issued Hunt-InfraREIT an aggregate of 6.8 million Class A OP Units to Hunt-InfraREIT in respect of these obligations. On January 1, 2015, our Operating Partnership issued an additional 70,846 Class A OP Units to Hunt-InfraREIT, and, upon completion of our IPO, our Operating Partnership issued Hunt-InfraREIT an accelerated deemed capital credit equal to 983,418 Class A OP Units, which settled the related obligations to Hunt-InfraREIT.

Loan to InfraREIT, Inc.

Pursuant to a promissory note dated November 20, 2014, HCI loaned $1.0 million to InfraREIT, Inc. We used the proceeds from this promissory note to purchase stock in publically traded REITs prior to our IPO. The promissory note bore interest at 2.5%, compounded annually, and was repaid in full on February 4, 2015 upon the completion of our IPO. We have disposed of these publicly traded securities.

Transfer of ROFO Project Assets

On January 15, 2015, our subsidiary, Sharyland Distribution & Transmission Services, L.L.C. (“SDTS”), sold all of the equity in CV Project Entity, L.L.C., which at the time was a wholly-owned subsidiary of SDTS, to a newly formed development company owned by John Hancock Life Insurance Company (U.S.A.), OpTrust Infrastructure N.A. Inc. and Teachers Insurance and Annuity Association of America (collectively, the “FinCo Investors”) and Hunt. The purchase price we received for the sale of CV Project Entity, L.L.C., which holds the assets related to the Cross Valley transmission line project (the “Cross Valley Project”), was $34.2 million, which equaled the rate base of the project on the date of transfer plus reimbursement of our out of pocket expenses associated with the project financing. Also effective January 15, 2015, SDTS transferred all of the assets related to the Golden Spread Electric Coop (“GSEC”) interconnection (the “Golden Spread Project”) to

Hunt for cash of $7.0 million, which equaled the rate base of the project on the date of transfer. Each of the Golden Spread Project, which is an approximately 50 mile transmission line connecting one of GSEC’s gas-fired generation facilities to our CREZ transmission line, and the Cross Valley Project, which is an approximately 50 mile transmission line in South Texas near the Mexican border, is a ROFO Project under our development agreement with Hunt Developer, as described in “—Continuing Commercial Arrangements—Development Agreement” below.

Reorganization Transactions

In connection with our IPO, we engaged in certain reorganization transactions (the “Reorganization”) with Hunt and our other pre-IPO investors. The principal agreements related to the Reorganization included those listed below.

Merger and Transaction Agreement

On January 29, 2015, InfraREIT, Inc. entered into a merger and transaction agreement with our Operating Partnership and InfraREIT, L.L.C, which generally set forth the steps to be taken in connection with our Reorganization. Pursuant to the merger and transaction agreement, immediately following the closing of our IPO, (i) our Operating Partnership issued Hunt-InfraREIT 1,167,287 common units as an accelerated payment of a portion of the carried interest agreed to in 2010 in connection with the organization of InfraREIT, L.L.C. and (ii) InfraREIT, L.L.C. merged with and into InfraREIT, Inc. and (1) holders of 8,000,000 common shares of InfraREIT, L.L.C. received cash consideration of $21.551 (representing the per share IPO price less the underwriting discounts and commissions and the underwriting structuring fee), (2) holders of 19,617,755 common shares of InfraREIT, L.L.C. received 19,617,755 shares of our Class A common stock and (3) holders of 25,145 Class C shares of InfraREIT, L.L.C. received 25,145 shares of our Class C common stock.

Structuring Fee Agreement

In connection with the IPO, InfraREIT, Inc. entered into a structuring fee agreement with Hunt-InfraREIT. Pursuant to the structuring fee agreement, on January 29, 2015, we issued 1,700,000 shares of our Common Stock to Hunt-InfraREIT as a one-time reorganization advisory fee in consideration for Hunt’s restructuring assistance in connection with our Reorganization and IPO.

Trust Purchase Agreement

In connection with our IPO, on January 29, 2015, InfraREIT, Inc. entered into a share purchase agreement with Westwood Trust, as trustee of a trust for the benefit of a charitable beneficiary (“Westwood Trust”), pursuant to which, concurrently with the Merger on February 4, 2015, InfraREIT, Inc. purchased the 6,242,999 common shares in InfraREIT, L.L.C. held by Westwood Trust in consideration for the issuance of a promissory note in the principal amount of $66.5 million (the “ES Note”). Westwood Trust then immediately transferred the ES Note to MC Transmission Holdings, Inc., a subsidiary of Marubeni (“MC Transmission”), in compliance with InfraREIT, L.L.C.’s governing documents.

Redemption Agreement

In connection with our IPO, on January 29, 2015, InfraREIT, Inc. entered into a redemption agreement with Hunt-InfraREIT, pursuant to which InfraREIT agreed to satisfy Hunt-InfraREIT’s election to redeem 1,551,878 Class A OP Units in exchange for the issuance of 1,551,878 shares of our Common Stock, which we issued to Hunt-InfraREIT immediately following the consummation of our IPO on February 4, 2015.

Unit Subscription Agreement

In connection with our IPO, on January 29, 2015, InfraREIT, Inc. and our Operating Partnership entered into a unit subscription agreement with MC Transmission, pursuant to which MC Transmission purchased 3,325,874 common units from our Operating Partnership immediately following the consummation of the Merger on February 4, 2015 in exchange for the assignment of the ES Note to our Operating Partnership. The promissory note was then transferred to InfraREIT, Inc. in exchange for the redemption of 6,242,999 OP Units held by InfraREIT, Inc. and the subsequent cancellation of the promissory note.

Release Agreement

In connection with our IPO, on January 29, 2015, InfraREIT, Inc., our Operating Partnership and InfraREIT, L.L.C. entered into a general release agreement with Hunt Developer and our founding investors, pursuant to which, effective upon the consummation of the Merger on February 4, 2015, each party to the release agreement agreed to release certain claims against certain other parties and their affiliates arising out of the events giving rise to the transfer of common shares of InfraREIT, L.L.C. previously held by Marubeni to a trust for the benefit of a charitable beneficiary.

Waterfall Transactions

On March 9, 2015, pursuant to the Operating Partnership’s partnership agreement, the Operating Partnership issued 2,329,283 common units to Hunt-InfraREIT, and an equal number of shares of our Class A common stock and Class C common stock held by our pre-IPO investors were canceled. This issuance and cancellation settled the carried interest obligation owed by our pre-IPO investors to Hunt-InfraREIT pursuant to the investment documents entered into by the parties in 2010.

Legal Expense Reimbursement

In connection with our IPO, Reorganization and related transactions, we incurred an aggregate of $5.0 million of legal fees, a portion of which was paid to reimburse Hunt, our founding investors and our independent directors for legal expenses they incurred in connection with such transactions. This legal expense reimbursement relates to the fees and expenses of outside counsel incurred by those parties and was negotiated separately from the reorganization advisory fee that we paid Hunt-InfraREIT in connection with the reorganization advisory services provided to us in connection with the IPO.

Continuing Commercial Arrangements

Management Agreement

We are externally managed by Hunt Manager pursuant to a management agreement under which Hunt Manager manages our day-to-day operations, subject to oversight from our Board of Directors. For the year ended December 31, 2015, we paid Hunt Manager $12.3 million of fees and $0.5 million for reimbursement of annual software license and maintenance fees and other expenses under the management agreement.

Under the management agreement, Hunt Manager is responsible for presenting to us and managing our investment opportunities, conducting our investor relations, implementing our financial policies and practices and generally administering our day-to-day operations. Hunt Manager is required to provide us with a management team, including a chief executive officer, president and chief financial officer, along with appropriate support personnel, to provide management services to us. The members of our management team are required to devote such time to their management of us as is necessary and appropriate, commensurate with their level of activity, but are otherwise permitted to engage in other activities unrelated to our business, including rendering services similar to those provided to us pursuant to the management agreement or investing in, or rendering advisory services to others investing in, acquisitions of assets that would meet our principal investment objectives.

We paid Hunt Manager an annual base fee of $10.0 million through April 1, 2015. Effective as of April 1, 2015, the annual base fee was adjusted to $13.1 million, and, effective as of April 1, 2016, the annual base fee will be adjusted to $14.0 million annually through March 31, 2017, which equals 1.50% of our total equity as reflected on our consolidated balance sheet (including non-controlling interest) as of December 31, 2015. The base fee for each twelve month period beginning on each April 1 thereafter will equal 1.50% of our total equity as reflected on our consolidated balance sheet (including non-controlling interest) as of December 31 of the immediately preceding year. The fee is subject to a $30.0 million cap, unless a greater amount is approved by a majority of our independent directors (or a committee comprised solely of independent directors).

We will pay Hunt Manager an incentive payment, payable quarterly, equal to 20% of quarterly per OP Unit distributions (inclusive of the incentive payment) in excess of $0.27 per quarter. For purposes of calculating the incentive payment, distributions in excess of 100% of our cash available for distribution will not be included in the calculation. Cash available for distribution, as defined in the management agreement, is an amount equal to (A) net income before noncontrolling interest, plus (B) depreciation, plus (C) amortization of deferred financing costs, if any, minus (D) allowance for funds used during construction – equity, minus (E) capital expenditures necessary to maintain net assets, subject to adjustments to eliminate the impact of certain other non-cash items. For purposes of calculating cash available for distribution, capital expenditures necessary to maintain net assets are equal to the amount of our depreciation expense. The non-cash adjustments to be made include additions or subtractions related to (1) the effect of our percentage rent calculation method, which represents the difference between the quarterly cash payments due on percentage rent and the revenue included in net income; (2) the effect of straight-line rents, which represents the difference between the timing of cash based rent payments and the recognition of base rent revenue in accordance with U.S. GAAP; (3) the fair value adjustment of balance sheet items such as contingent consideration and hedges; (4) non-cash equity compensation; (5) goodwill impairment; and (6) subject to the approval of the Audit Committee of our board of directors, such other adjustments as Hunt Manager may recommend from time to time to give effect to the intent in the calculation of cash available for distribution under the management agreement or to reflect changes in our public reporting practices.

We reimburse Hunt Manager for all third-party expenses incurred on our behalf or otherwise in connection with the operation of our business, other than: compensation expenses related to Hunt Manager’s personnel (including our officers), occupancy costs incurred by Hunt Manager related to its place of business, time or project based billing for work done by Hunt affiliates, travel and expenses for Hunt Manager’s employees, fees or costs associated with professional service organizations, publications, periodicals, professional development or related matters for Hunt Manager employees and income or franchise taxes payable by Hunt Manager, all of which will be the exclusive responsibility of Hunt Manager. Additionally, we are required to include, and have included, Hunt Manager and its affiliates under our directors and officers insurance policy, including professional liability coverage, with limits of $50.0 million. In the event that Hunt Manager requests that additional professional liability insurance be purchased and added to our policy, Hunt Manager will bear any additional premium costs.

The term of the management agreement expires December 31, 2019, and will automatically renew for successive five year terms unless a majority of our independent directors decides to terminate the agreement. If our independent directors decide to terminate the agreement, we must give Hunt Manager notice of the termination at least one year in advance of the scheduled termination date and pay Hunt Manager a termination fee, in cash or equity, at our election, in an amount equal to three times the most recent annualized base management fee and incentive payment amount. If we elect to pay the termination fee in equity, the fee will be paid in OP Units, which will be issued five days after the effective date of termination, with the number of OP Units based on the volume weighted average price of our Common Stock during the 10 trading day period that precedes such effective date of termination.

We also have the right to terminate the management agreement at any time for cause (as defined in the management agreement), and Hunt Manager may terminate the agreement at any time upon 365 days’ prior notice to us, provided that Hunt Manager may not terminate the agreement effective before December 31, 2019. In these circumstances, the termination fee would not be owed to Hunt Manager.

Development Agreement

Pursuant to the development agreement with Hunt Developer and Sharyland, we have the exclusive right to continue to fund the construction of Footprint Projects, and Hunt and its affiliates have the right to fund the development and construction of ROFO Projects during the term of the development agreement. Footprint Projects are defined in the development agreement to include T&D projects primarily situated within our distribution service territory, or that physically hang from our existing transmission assets, such as the addition of another circuit to our existing transmission lines, or that are physically located within one of our substations. Footprint Projects do not include the addition of a new substation on our existing transmission lines or generation interconnects to our existing transmission lines, unless the addition or interconnection occurred within our distribution service territory. ROFO Projects are certain identified projects that are being developed by Hunt and its affiliates with respect to which we have a right of first offer under the development agreement. Once a ROFO Project is acquired and the applicable T&D assets are added to our rate base, most future additions to those T&D assets would be considered a Footprint Project.

Our development agreement requires Hunt to offer ROFO Projects to us at least 90 days prior to the date on which such assets are expected to be placed in service. Hunt’s offer will include price, form of consideration and other material terms of the proposed transaction, and delivery of the offer will commence a 75-day negotiation period; however, in certain circumstances, the parties may agree to extend the negotiation period past 75 days. Following this period, if we are unable to reach an agreement on the terms of such purchase, the ROFO Project may be retained by Hunt or one of its affiliates or transferred to a third-party, but only on terms and conditions generally no more favorable than those offered to us. If the ROFO Project is not transferred to a third party within 18 months of the end of the prior negotiation period, Hunt would then be required to make a new offer and start a new 75-day negotiation period with the Conflicts Committee before transferring the ROFO Project to a third party.

Additionally, under the terms of our development agreement, we are required to give Sharyland a right of first offer to lease any assets we acquire or develop, subject to limited exceptions. If we and Sharyland are unable to agree on lease terms, we will only be able to lease the assets to other tenants on terms that are more favorable to us than Sharyland’s best offer.

The development agreement is coterminous with the management agreement, and our rights under the development agreement will expire effective upon the termination of the management agreement.

Hunt and other holders of more than 5% of our outstanding shares of Common Stock own or may own interests in ROFO Projects that we may acquire pursuant to the development agreement and, therefore, may benefit from any consideration that we pay in connection with our acquisition of these projects.

Golden Spread and Cross Valley Projects

In November 2015 and February 2016, the Conflicts Committee received an offer for the purchase of the Golden Spread Project and the Cross Valley Project, respectively. However, we announced on March 10, 2016 that the Conflicts Committee had decided to postpone consideration of the purchase of the Golden Spread Project and the Cross Valley Project. Instead, the current owners of the projects informed us that they intend to transfer the projects to Sharyland. Hunt has also informed us that it expects to offer the Golden Spread Project and the Cross Valley Project to us in the future.

Leases with Sharyland

We lease our T&D assets to Sharyland under five separate lease agreements. For the year ended December 31, 2015, we recognized revenue from Sharyland in an amount equal to $151.2 million. During the year ended December 31, 2015, we made payments of $245.1 million to Sharyland to fund capital expenditures under the leases.

License Agreement

We have a perpetual, non-exclusive license from Hunt Manager to use certain methods, processes, trade secrets and other intellectual property rights utilized in managing and operating our assets. We do not pay a separate fee to Hunt Manager under the license agreement.

Other Agreements or Transactions

Registration Rights

On March 1, 2016, we entered into a second amended and restated registration rights agreement (the “Registration Rights Agreement”), which amended and restated the agreement that we entered into in connection with our IPO, with certain of our pre-IPO investors (including Hunt, our founding investors, W. Kirk Baker, who is the Chairman of our Board of Directors, and Benjamin D. Nelson, who is our Senior Vice President and General Counsel). Pursuant to the Registration Rights Agreement, on February 18, 2016 we filed a registration statement that registers the issuance of shares upon the redemption by certain of our limited partners, including Hunt, of their common units to the extent they exercise such right and we decide to redeem such shares for stock in lieu of cash, and on March 3, 2016 we filed a registration statement that registers for resale 22,192,899 shares of our Common Stock held (either of record or beneficially) by Hunt and our founding investors. InfraREIT will not receive any cash proceeds from the issuance or resale of our stock pursuant to the registration statements, and these filings have no effect on, and do not relate to, our financing plans for our business. Pursuant to the Registration Rights Agreement, we have also agreed to effect up to four underwritten offerings upon notice by parties holding at least 5% of the securities subject to the Registration Rights Agreement, subject to certain limitations. We also have the obligation, in 2018 and 2020, to register additional shares of Common Stock beneficially owned by Hunt as Hunt’s lock-up obligations with respect to those shares, as described below, expire.

Lock-Up Agreement with Hunt

We have entered into a lock-up agreement with HCI and certain of its subsidiaries, which became effective upon the consummation of our IPO on February 4, 2015. The lock-up agreement originally applied to 100% of the shares of Common Stock that Hunt beneficially owned. On February 4, 2016, the lock-up expired with respect to 20% of Hunt’s holdings, and 13,471,978 of the shares of our Common Stock and OP Units that Hunt owns remain subject to the lock-up. After February 4, 2018, this lock-up will continue to apply to an aggregate of approximately 8,419,987 shares of our Common Stock and OP Units until February 4, 2020, at which time all transfer restrictions will expire. The lock-up agreement is subject to exceptions permitting Hunt to transfer its equity to affiliates, provided that the transferee must assume the applicable lock-up restrictions. Hunt’s lock-up agreement with us will terminate upon the termination or nonrenewal of the management agreement and development agreement. Hunt has informed us that it currently intends to hold a substantial portion of its equity in us for the foreseeable future.

Partnership Agreement of the Operating Partnership

As described above, upon the consummation of the Merger, InfraREIT, Inc. succeeded InfraREIT, L.L.C. as general partner of our Operating Partnership and the partnership agreement of our Operating Partnership was amended and restated. On March 10, 2015, a third amended and restated agreement of limited partnership became effective. All of our assets are held by, and all of our business activities, including all activities pertaining to the acquisition or disposition of properties, are conducted through our Operating Partnership, either directly or through its subsidiaries.

Hunt affiliates are limited partners in our Operating Partnership. In addition, each of our directors, other than David A. Campbell and Hunter L. Hunt, are also limited partners by virtue of the OP Units they have received as compensation for their service as members of the Board of Directors of InfraREIT, L.L.C. (prior to the Merger) or our Board of Directors, as applicable. Subject to the terms of our partnership agreement, a limited partner of our Operating Partnership may at any time require us to redeem the OP Units it holds for cash at a per OP Unit value equal to the 10 day trailing trading average of a share of our Common Stock at the time of the requested redemption. At our election, we may satisfy the redemption through the issuance of shares of our Common Stock on a one-for-one basis. However, the limited partners’ redemption right may not be exercised if and to the extent that the delivery of the shares upon such exercise would result in any person violating the ownership and transfer restrictions set forth in our charter.

Ownership of Sharyland Distribution & Transmission Services, L.L.C.; Delegation Agreement

Together with Sharyland, our Operating Partnership’s wholly-owned subsidiary, Transmission and Distribution Company, L.L.C. (“TDC”), owns SDTS. TDC owns substantially all of the economic interests in SDTS, and SDTS owns, either directly or through wholly-owned subsidiaries, all of our T&D assets. Pursuant to the third amended and restated company agreement with SDTS, Sharyland is the managing member of SDTS, and as such has exclusive power and authority to manage and control SDTS, subject to certain actions that require TDC’s consent, including renewing or entering into new leases, acquiring assets or projects, selling assets, incurring indebtedness, approving annual business plans or material amendments thereto, making expenditures outside of approved business plans (subject to a 5% cushion), appointing or removing outside auditors, changing accounting methods, entering into transactions with Sharyland, effecting mergers or consolidations, filing bankruptcy petitions, initiating or settling material litigation or administrative proceedings, material changes in customer rates or charges and other matters. Pursuant to the provisions of the SDTS company agreement, Sharyland is required to seek SDTS’s consent if it materially changes its rates pursuant to a rate proceeding or otherwise.

In addition, in connection with our IPO, we entered into a delegation agreement with Sharyland pursuant to which Sharyland delegated certain of Sharyland’s management rights to us. Under this agreement, Sharyland expressly reserves certain rights related to the management of SDTS, including the right to cause SDTS to fund its obligations under the leases if we fail to do so. Subject to this reservation, the delegation agreement generally gives us primary responsibility for raising equity and debt capital for SDTS and its subsidiaries, opening bank accounts, preparing and obtaining approval for annual business plans (with Sharyland’s assistance), managing external auditor and law firm relationships, preparing financial statements, communicating with external equity and debt financing sources, acting as the tax matters partner of SDTS and other day-to-day operational matters. The delegation agreement also delegates to us the right to elect officers of SDTS to carry out the responsibilities and obligations delegated to us pursuant to the delegation agreement, provided that we have agreed that one designee from Sharyland will be elected as a senior vice president of SDTS. In this respect, we have elected Mark Caskey, the President of Sharyland, as a senior vice president of SDTS. Additionally, the delegation agreement gives us the right to direct Sharyland to file a rate case proceeding.

Conflicts of Interest

General

In connection with our IPO, our Board of Directors adopted policies and procedures designed to protect our stockholders against conflicts of interest. These policies and procedures, among other things, require the approval of our Conflicts Committee for ROFO Project acquisitions and for certain decisions related to our leases, the development agreement and the management agreement, including negotiations with Sharyland regarding lease renewals. Our Conflicts Committee consists solely of members who are independent within the meaning of the NYSE listing standards. We cannot assure you that these policies and provisions of law will always be successful in eliminating or minimizing the influence of such conflicts of interest, and if they are not successful, decisions could be made that might fail to reflect fully the interests of stockholders. The arrangements described above that were entered into prior to or in connection with our IPO and Reorganization were approved prior to the implementation of these policies and procedures.

ROFO Transactions

We expect our Conflicts Committee to evaluate whether we should acquire an offered ROFO Project based on whether it believes that the acquisition will be in our best interest taking into account the offered price and its analysis of the fair market value of the project. We expect the purchase price for any ROFO Project will be negotiated by our Conflicts Committee and Hunt and will be based on a number of factors, such as the cash flow and rate base for the assets, market conditions, potential for incremental Footprint Projects, whether lease terms have been negotiated with Sharyland or another tenant, and the regulatory return we expect the assets will earn.

Hunt

Hunt indirectly owns Hunt Manager and Hunt Developer and is deemed to be a beneficial owner of more than 5% of our Common Stock as a result of its subsidiaries’ ownership of OP Units. Ray L. Hunt and Hunter L. Hunt, a member of our Board of Directors, may each also be deemed to be a beneficial owner of more than 5% of our Common Stock through their indirect control of Hunt. Additionally, Sharyland, our sole tenant, is privately owned by Hunter L. Hunt and other members of the family of Ray L. Hunt and is controlled by Hunter L. Hunt. Both Hunt and Hunter L. Hunt, through his affiliation with both the Hunt and Sharyland organizations, have financial and controlling interests in any of the transactions described above to which Sharyland or a Hunt affiliated entity is a party.

Our Chairman and our Executive Officers

Hunt controls the compensation of the employees of Hunt Manager, including our executive officers. Furthermore, Mr. W. Kirk Baker, the Chairman of our Board of Directors, is the managing member of Captra Holdings, an entity that Hunt is funding. Neither Mr. Baker nor any of our executive officers own a beneficial interest in Hunt, but they are or were Hunt executive officers and are participants in various Hunt benefit and incentive programs. Our Chairman and each of our executive officers have affirmatively waived any benefit they may receive under Hunt incentive plans from any sale of the Golden Spread Project and the Cross Valley Project to InfraREIT, other than benefits under plans where the effect of those transactions will be immaterial to such individuals. In determining these individuals’ compensation, Hunt has indicated it will take in to account the performance of InfraREIT, but that Hunt may also take in to account the performance of other entities, including Hunt Manager, Hunt Developer, Sharyland and Hunt generally, and there is no contractual or other restriction that would prevent Hunt from doing so.

Indemnification

In our charter and bylaws we have agreed to indemnify our directors and certain of our officers by providing, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under the MGCL and our bylaws. Notwithstanding the foregoing, the indemnification provisions shall not protect any officer or director from liability to us or our stockholders: (1) as a result of any action or omission of the director or officer that was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) where the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, if the director or officer had reasonable cause to believe that the act or omission was unlawful.

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify and advance expenses to them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a director or executive officer is a party or is threatened to be made a party to or a witness in any proceeding by reason of his or her service as a director, officer, employee or agent of us or as a director, officer, partner, managing member, manager, fiduciary, employee, agent or trustee of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Pursuant to the management agreement, Hunt Manager does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Hunt Manager maintains a contractual, as opposed to a fiduciary, relationship with us. However, to the extent that officers of Hunt Manager also serve as our officers or officers of any of our subsidiaries, such officers will owe us or the subsidiary, as applicable, duties under Maryland law in their capacity as our officers. Under the terms of the management agreement, Hunt Manager, its affiliates and their respective officers, directors, stockholders and employees will not be liable to us, our directors, our stockholders or any partners of our Operating Partnership for acts or omissions performed in accordance with and pursuant to the management agreement, except where such liability arises as a result of acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. We have agreed to indemnify Hunt Manager, its affiliates and each of their respective officers, directors, stockholders and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with its business and operations or any action taken or omitted on its behalf pursuant to authority granted by the management agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. Hunt Manager has agreed to indemnify us and each of our officers, directors, employees and agents from and against any claims or liabilities arising out of or in connection with acts of Hunt Manager constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement or any claims by Hunt Manager’s employees relating to the terms and conditions of their employment by Hunt Manager. However, neither Hunt Manager’s affiliates nor any of their respective stockholders, partners, members, managers, officers, directors, employees, agents or representatives will have personal liability for any of the foregoing acts.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of March 14, 2016, by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our Common Stock. Except as otherwise noted, the address of the individuals below is c/o InfraREIT, Inc., 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201.

	Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock and/or OP Units (1)	Percentage of All Shares of Common Stock (2)	Percentage of All Shares of Common Stock and OP Units (3)
5% Holders
Hunt Consolidated, Inc. (4) (5)	16,839,973	29.4%	27.8%
Teachers Insurance and Annuity Association of America (6)	5,576,235	12.8%	9.2%
OpTrust N.A. Holdings Trust (7)	4,719,143	10.8%	7.8%
John Hancock Life Insurance Company (U.S.A) (8)	4,276,235	9.8%	7.1%
Marubeni Corporation (9)	4,253,292	9.1%	7.0%
Invesco Ltd. (10)	3,878,038	8.9%	6.4%
The Vanguard Group (11)	2,190,464	5.0%	3.6%
Directors and Named Executive Officers
Hunter L. Hunt (5)	16,839,973	29.4%	27.8%
W. Kirk Baker (12)	300,932	*	*
David A. Campbell (13)	132,646	*	*
Brant Meleski (14)	56,323	*	*
Benjamin D. Nelson (15)	40,484	*	*
John Gates (16)	12,614	*	*
Storrow M. Gordon (17)	4,371	*	*
Trudy A. Harper (18)	4,796	*	*
Harold (Hal) R. Logan, Jr. (19)	11,290	*	*
Harvey Rosenblum (20)	4,000	*	*
Ellen C. Wolf (21)	9,632	*	*
All directors and executive officers as a group (11 persons)	16,972,262	29.6%	28.0%

*	Represents less than 1%.
(1)	Consists of shares of Common Stock and OP Units in our Operating Partnership.
(2)	Based on an aggregate of 43,570,230 shares of Common Stock outstanding. In addition, in computing the percentage ownership of a person or group, we have assumed that the OP Units beneficially owned by that person or the persons in the group have been exchanged for shares of Common Stock on a one-for-one basis and that those shares are outstanding but that no OP Units held by other persons have been exchanged for shares.
(3)	Assumes all OP Units, including all LTIP Units, have been exchanged, one-for-one, for shares of Common Stock, and, following this exchange, there are an aggregate of 60,628,185 shares of Common Stock outstanding.
(4)

HCI is the beneficial owner of such shares of Common Stock and common units, which are held directly by its affiliates (“Hunt Owners”). HCI is deemed to beneficially own (i) 3,176,878 shares of Common Stock and (ii) 13,663,095 shares of Common Stock for which the common units held by Hunt Owners may be redeemed, at our option, in lieu of cash, on a one-for-one basis. HCI has informed us that, pursuant to internal Hunt incentive plans, all pecuniary interests in 1,543,445 common units held have been allocated to current and former employees of, or service providers to, Hunt Manager, Hunt Developer, Sharyland and other Hunt affiliates, including our Chairman and our executive officers. Although HCI no longer has pecuniary interest in these common units, its deemed beneficial ownership includes these common units because a Hunt Owner continues to share voting and investment power with respect to the allocated common units until such time as the common units are distributed to the incentive plan recipients. HCI has informed us that it may cause these allocated common units to be distributed to the plan participants, but we do not control the date of this distribution, which will occur in the discretion of HCI, and which may vary depending on the identity of the recipient of the related common units. The ownership limitation provisions included in the charter of InfraREIT, Inc. and in the partnership agreement of the Operating Partnership limit the Hunt Owners’ right to redeem common units. The address for HCI is 1900 N. Akard Street, Dallas, Texas 75201.
(5)	Ray L. Hunt and Hunter L. Hunt, through one or more intermediaries, control HCI. By virtue of this relationship, they may be deemed to have or share beneficial ownership of securities beneficially owned by HCI. The address for each of Messrs. Hunt and Hunt is 1900 N. Akard Street, Dallas, Texas 75201. Messrs. Hunt and Hunt expressly disclaim beneficial ownership of such securities, except to the extent of their pecuniary interest therein.
(6)	As reported on Schedule 13G filed with the SEC on February 16, 2016. The address for Teachers Insurance and Annuity Association of America is 730 Third Avenue, New York, New York 10017.
(7)	As reported on Schedule 13G/A filed with the SEC on February 12, 2016. The address for OpTrust N.A. Holdings Trust is 130 King Street W., Suite 700, P.O. Box 197, Toronto, Ontario, M5X 1A6 Canada.
(8)	As reported on Schedule 13G/A filed with the SEC on February 16, 2016. The address for John Hancock Life Insurance Company (U.S.A.) is 197 Clarendon Street, Boston, Massachusetts 02116.
(9)	As reported on Schedule 13G/A filed with the SEC on February 16, 2016. Consists of (i) 927,418 shares of Common Stock and (ii) 3,325,874 shares of Common Stock for which the 3,325,874 common units held by a wholly-owned subsidiary of Marubeni may be redeemed, at our option, in lieu of cash, on a one-for-one basis. The ownership limitation provisions included in the charter of InfraREIT, Inc. and in the partnership agreement of the Operating Partnership limit Marubeni’s right to redeem its common units. The address for Marubeni Corporation is 4-2, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, 100-8088.
(10)	As reported on Schedule 13G filed with the SEC on February 16, 2016. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.
(11)	As reported on Schedule 13G filed with the SEC on February 11, 2016. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(12)	Consists of 37,317 shares of Common Stock and 4,000 shares of Common Stock underlying 4,000 LTIP Units held directly by Mr. Baker. Also includes (i) 3,000 shares held by the Knight Grandchildren’s Trust for the benefit of Mr. Baker’s children, in which Mr. Baker expressly disclaims beneficial ownership, except to the extent of his pecuniary interest therein and (ii) 256,615 shares of Common Stock underlying 256,615 common units that HCI has informed us have been allocated to Mr. Baker pursuant to an internal Hunt incentive plan. HCI has informed us that Mr. Baker is not the record owner of the common units, but that Mr. Baker holds all pecuniary interests in such common units, shares voting and investment control of such common units, is entitled to receive any distributions in respect of such common units and will be entitled, in some cases, to become the record owner of such common units on July 1, 2017 (or sooner, at the discretion of HCI). Does not include 4,246 LTIP Units, none of which will vest within 60 days of the date hereof.
(13)	Consists of (i) 30,000 shares of Common Stock held directly by Mr. Campbell and (ii) 102,646 shares of Common Stock underlying common units that HCI has informed us have been allocated to Mr. Campbell pursuant to an internal Hunt incentive plan. HCI has informed us that Mr. Campbell is not the record owner of these common units, but that Mr. Campbell holds all pecuniary interests in the applicable common units, shares voting and investment control of such common units, is entitled to receive any distributions in respect of such common units and will be entitled, in some cases, to become the record owner of such common units on January 15, 2020 (or sooner, at the discretion of HCI).
(14)

Consists of (i) 5,000 shares of Common Stock held directly by Mr. Meleski and (ii) 51,323 shares of Common Stock underlying common units that HCI has informed us have been allocated to Mr. Meleski pursuant to an internal Hunt incentive plan. HCI has informed us that Mr. Meleski is not the record owner of these common units, but that Mr. Meleski holds all pecuniary interests in the applicable common units, shares voting and investment control of such common units, is entitled to receive any distributions in respect of such common units and will be entitled, in some cases, to become the record owner of such common units on January 15, 2020 (or sooner, at the discretion of HCI).
(15)	Consists of (i) 6,269 shares of Common Stock held directly by Mr. Nelson and (ii) 34,215 shares of Common Stock underlying 34,215 common units that HCI has informed us have been allocated to Mr. Nelson pursuant to an internal Hunt incentive plan. HCI has informed us that Mr. Nelson is not the record owner of the common units, but that Mr. Nelson holds all pecuniary interests in such common units, shares voting and investment control of such common units, is entitled to receive any distributions in respect of such common units and will be entitled, in some cases, to become the record owner of such common units on July 1, 2017 or on or around January 15, 2020, as applicable (or sooner, at the discretion of HCI).
(16)	Consists of 8,614 shares of Common Stock and 4,000 shares of Common Stock underlying 4,000 LTIP Units held directly by Mr. Gates. Does not include 4,246 LTIP Units, none of which will vest within 60 days of the date hereof.
(17)	Consists of 371 shares of Common Stock and 4,000 shares of Common Stock underlying 4,000 LTIP Units held directly by Ms. Gordon. Does not include 4,246 LTIP Units, none of which will vest within 60 days of the date hereof.
(18)	Consists of 796 shares of Common Stock and 4,000 shares of Common Stock underlying 4,000 LTIP Units held directly by Ms. Harper. Does not include 4,246 LTIP Units, none of which will vest within 60 days of the date hereof.
(19)	Consists of (i) 1,658 shares of Common Stock, (ii) 5,632 shares of Common Stock underlying 5,632 common units and (iii) 4,000 shares of Common Stock underlying 4,000 LTIP Units held directly by Mr. Logan. Does not include 4,246 LTIP Units, none of which will vest within 60 days of the date hereof.
(20)	Consists of 4,000 shares of Common Stock underlying 4,000 LTIP Units held directly by Dr. Rosenblum. Does not include 4,246 LTIP Units, none of which will vest within 60 days of the date hereof.
(21)	Consists of (i) 5,632 shares of Common Stock underlying 5,632 common units and (ii) 4,000 shares of Common Stock underlying 4,000 LTIP Units held directly by Ms. Wolf. Does not include 4,246 LTIP Units, none of which will vest within 60 days of the date hereof.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than 10% of our outstanding Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock held by such persons. These persons are also required to furnish us with copies of all forms they file under this regulation.

To our knowledge, based solely on a review of the copies of such reports furnished to us and without further inquiry, during the fiscal year ended December 31, 2015, all of our directors, officers and beneficial owners of more than 10% of Common Stock complied with all applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

The next Annual Meeting of the Company’s stockholders is expected to be held on May 17, 2017. Stockholders may submit proposals appropriate for stockholder action at the 2017 Annual Meeting consistent with the regulations of the SEC and Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, the proposal must be received at our principal executive offices, 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201, Attention: Greg Imhoff, Corporate Secretary, no later than November 24, 2016.

In addition, our bylaws establish advance notice procedures with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an Annual Meeting. In general, our corporate secretary must receive notice of any such proposal not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding Annual Meeting (in the case of the 2017 Annual Meeting, not before October 25, 2016 and not later than November 24, 2016) at the address of our principal executive offices shown above. Such notice must include the information specified in our bylaws.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our corporate secretary at our principal executive offices, 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201, telephone number (214) 855-6700. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2015 Annual Report and this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. Similarly, you may also contact us if you received multiple copies of such materials and would prefer to receive a single copy in the future.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting or any postponement(s) or adjournment(s) thereof other than as explained herein. We have a process for collecting, organizing and delivering all stockholder communications to members of our Board of Directors. To contact all directors on the Board of Directors, all directors on a committee of the Board of Directors or an individual member or members of the Board of Directors, a stockholder may mail a written communication to: InfraREIT, Inc., Attention: Corporate Secretary, 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201. All communications received in the mail will be opened by our Corporate Secretary, Greg Imhoff, for the purpose of determining whether the contents represent a message to the Board of Directors. The contents of stockholder communications to the Board of Directors will be promptly relayed to the appropriate members. We encourage all members of the Board of Directors to attend the Annual Meeting of Stockholders, although we have no formal policy requiring attendance.

On March 3, 2016, we filed with the SEC an Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The Annual Report on Form 10-K has been provided concurrently with this Proxy Statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

Stockholders may also obtain a copy of the Annual Report on Form 10-K and any of our other SEC reports, free of charge, (1) from the SEC’s website at www.sec.gov; (2) from our website at www.InfraREITInc.com, or (3) by writing to our corporate secretary at our principal executive offices, 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201, telephone number (214) 855-6700. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Information contained on our website, other than this Proxy Statement, is not part of the proxy solicitation material and is not incorporated by reference herein.

ADDITIONAL INFORMATION ABOUT THE COMPANY

You can learn more about the Company and our operations by visiting our website at www.InfraREITInc.com. Among other information we have provided there, you will find:

•	The charters of each of our standing committees of the Board of Directors;

•	Our code of business conduct and ethics;

•	Information concerning our business, recent news releases and filings with the SEC; and

•	Information concerning our Board of Directors and stockholder relations.

For additional information about the Company, please refer to our 2015 Annual Report, which is being mailed with this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Greg Imhoff, Corporate Secretary

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/hifr Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 17, 2016.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 17, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by phone, you do NOT need to mail back your Proxy Card.

The Board of Directors recommends a vote “FOR” the election of the nominees listed below.

1.	Election of three Class I directors:	01 David A. Campbell 02 Storrow M. Gordon	03 Trudy A. Harper	☐	Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee,

write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends a vote “FOR” proposal 2.

2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent
	registered public accounting firm for the fiscal year ending December 31, 2016.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

InfraREIT, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 18, 2016

11:00 a.m. Central Time

Fairmont Hotel

1717 North Akard Street

Dallas, Texas 75201

InfraREIT, Inc.
1807 Ross Avenue, 4th Floor
Dallas, Texas 75201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2016.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the election of each of the Board of Directors nominees listed on the reverse side and “FOR” proposal 2.

By signing the proxy, you revoke all prior proxies and appoint David A. Campbell and Brant Meleski, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.